Exhibit 10.1

AGREEMENT

AGREEMENT made this 9th day of February 2006, by and between Capital Financial Media, LLC., with its principal offices at 103 NE 4th Street, Delray Beach, FL 33444 (“Capital”) and Advanced Cell Technology, Inc., with offices at 11100 Santa Monica Blvd, Suite 850, Los Angeles, CA 90025 (the “Company”).

WHEREAS, the Company is publicly held with a market for its securities; and

WHEREAS, the Company desires to publicize itself with the intention of making its name and business better known to potential shareholders and institutional investors; and

WHEREAS, Capital is preparing a direct mail piece to be distributed by Capital; and

WHEREAS, Capital is in the business of public relations, direct mail advertising and other related activities; and

WHEREAS, Capital is willing to assist the Company by creating and distributing the mail piece.

NOW THEREFORE, in conclusion of the mutual covenants herein contained, it is agreed:

1.             Engagement.  The Company hereby engages Capital to:

a)  Prepare a mailing package about the Company and to distribute the package to no less than 750,000 U.S. residents to states in which such mailing is permitted, based in part by material and information furnished by the Company.

b)  The Company represents that the information furnished to Capital is true, accurate and not misleading and can be substantiated by information in the Company’s public filings or on its website.

c)  Capital assumes no responsibility for the accuracy of the information furnished to it by the Company and is under no duty and is not being paid to verify that the information furnished is not false and misleading or omits to state any fact to ensure that the information distributed is not false, misleading or deceptive.

2.             Assistance.  The Company acknowledges Capital will create and distribute a report on the Company.  Capital agrees to assist in additional report mailings, as requested, based upon additional production budgets.  All mail package disseminations paid for by the Company will be fully disclosed (disclosing the amount and nature of compensation and associated costs of the program and, where feasible, the compensation to be received by Capital and/or any affiliate of Capital.)

3.             Preparation of Report.  The Company will cooperate fully and timely with Capital to supply all materials reasonably requested by Capital to enable it to create and disseminate the report.  Because Capital will rely upon this information in accepting the responsibility of distributing this mailing package, the Company represents to Capital that all such information provided by the Company shall be true, accurate, and complete and not misleading or deceptive, in any respect.

4.             Company Review.  No material about the Company shall be distributed by Capital unless and until the Company has reviewed all and only the factual information relating to the Company in the mail package.  The Company will act diligently and promptly in reviewing the factual information in the Direct Mail Package submitted to it by Capital to enhance timely distribution of the materials and will inform Capital in writing of any inaccuracies contained in the material prepared prior to the projected publication and/or delivery dates.  The Company will acknowledge in writing that certain factual information as it relates to the Company is correct.

5.             Program Cost.  In consideration of the services to be performed by Capital and various vendors and sub-contractors retained by it for printing, distributing, including the costs of renting mailing lists, copy writers, data processing, postage and other related costs, the Company agrees to pay Capital, which includes payment of Capital’s overhead incurred and profit in connection with performance of this Agreement, $690,000 as follows:

a)     a deposit of $100,000 to be paid on the signing of this Agreement;

b)    $300,000 payable 2 weeks prior to first mail date.

c)     $290,000 payable 3 days prior to first mail date.

See Exhibit A for funds delivery instructions and equity compensation.

6.             Disclaimer.  CAPITAL MAKES NO REPRESENTATION THAT: (A) THE PUBLICATION AND DISTRIBUTION OF THE COMPANY’S MATERIAL WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY, (B) THE PRICE OF THE COMPANY’S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL BECOME A SHAREHOLDER IN THE COMPANY AS A RESULT OF THE DISTRIBUTION, (D) ANY PERSON WILL LEND MONEY TO OR INVEST IN THE COMPANY OR (E) THAT IT HAS VERIFIED ANY OF THE FACTUAL CONTENT OF THE MAILING PACKAGE.

7.             Limitation of Capital’s Liability.  If Capital or its sub-contractors fails to perform its services hereunder, the entire liability of Capital and its sub-contractors to the Company shall not exceed the lesser of: (a) the amount of cash payment Capital has received from the Company, excluding any non-refundable deposits and or (b) the actual and direct damage to the Company as a result of such non-performance.  IN NO EVENT WILL CAPITAL OR ITS PRINCIPAL OR SUB-CONTRACTORS BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE

COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. Notwithstanding the foregoing, the limitations discussed in this Section 7 shall not apply in the event of Capital’s gross negligence or gross misconduct.

8.             Ownership of Materials.  All right, title and interest in and to materials to be produced by Capital about the Company in connection with the services to be rendered under this Agreement shall be and remain the sole and exclusive property of Capital.

9.             Confidentiality.  Until such time as information or any non-public portion thereof becomes publicly available, Capital agrees that any information provided to it by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon the written request to it.  Capital will use its best efforts to ensure that its sub-contractors are aware of this confidentiality provision and will request them to comply with it, even though they are not parties to this Agreement.

10.           Notices.  All notices hereunder shall be in writing and addressed to the party at the address set forth below, or at such address as to which written notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier.  If the Company is a non-resident of the United States, the equivalent services of the postal system of the Company’s residence may be used.  Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

11.           Notice shall be addressed to Capital at:

Capital Financial Media, LLC.

Attn: Brian Sodi,

103 NE 4th Street

Delray Beach, FL 33444

(561) 272-0460

and to the Company at:

Advanced Cell Technology, Inc.

Attn:  James Stewart

11000 Santa Monica Blvd., Suite 850

Los Angeles, CA 90025

Such addresses and notices may be changed at any time by either party by utilizing the foregoing notice procedures.

12.           Compliance with Law.  Capital shall have no obligation to send any mailings to residents of states of the United States of America in which the common stock of the Company cannot be secondarily traded on a solicited basis.  The Company shall furnish a list of permissible states to Capital within ten (10) days of the furnishing of the initial retainer.  The Company can supplement this list at any time up until five (5) days before the initial mailing.  The Company and Capital will agree upon the states on that list to which the mailings will be directed.  Capital will receive from counsel a legal opinion stating that the mailing package and its disclaimer are in compliance with 17(b) of the Securities Act of 1933.  The legal opinion will also state that the Company could also rely on the opinion as it relates to 17(b) of the Securities Act of 1933.

13.           Miscellaneous.

a)     Governing Law.  This agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

b)    Arbitration and Venue in Florida.  The parties agree that any dispute arising out of this Agreement or other transactions contemplated thereby shall be arbitrated at the facilities of the American Arbitration Associate in Miami, Florida.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the State of Florida for any appeal of the arbitration award.

c)     Multiple Counterparts.  This Agreement, including the agreement to arbitrate, may be executed in multiple counterparts, each of which shall be deemed an original.  It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

d)    Severability.  If any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as is such provision had never been contained herein.

e)     Regulatory Acceptance.  If the stock of the Company is listed on a foreign exchange(s), this Agreement shall be subject to its acceptance by such exchange(s) to the extent required by the rules of such exchange(s).

f)     No Presumption Against Draftsman.  The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

EXECUTED as a sealed instrument as of the date and year first above written.

Capital Financial Media, LLC		Advanced Cell Technology, Inc.

By:	/s/ Brian Sodi	By:	/s/ William M. Caldwell IV
Brian Sodi, Managing Member		William M. Caldwell IV, Chief Executive Officer

EXHIBIT A

Equity Compensation/Funds Delivery Instructions

The equity compensation package to consist of 2 components:

1)     Issuance to Capital of a warrant to purchase 100,000 restricted common shares of the Company at a strike/exercise price of $2.54 for a period of 24-months from the date of distribution of the mailing packages. Option governed under the terms and conditions outlined below.

2)     Issuance to Capital of a warrant to purchase 100,000 restricted common shares of the Company at a strike/exercise price of $4.00 for a period of 24-months from the date of distribution of the mailing packages under the terms and conditions outlined below.

Capital may exercise the warrant in whole or in part and may pay the exercise price (a) in cash or (b) by cashless exercise, as follows:

Capital shall notify warrant issuer together with a notice of cashless exercise, in which event the warrant issuer shall issue to the warrant holder the number of shares to be determined as follows:

X = Y (A-B)/A

Where:

X = the number of shares to be issued to the option holder.

Y = the number of shares with respect to which this warrant is being exercised.

A = the average of the closing prices of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the Date of Exercise.

B = the Exercise Price.

By Wire:

Wachovia Bank

1660 South Congress Avenue

Delray Beach, FL 33445

ABA # 063000021

Swift # PNBPUS33

Customer Name: Capital Financial Media

Customer Account #: 9986148113

By Check:

Capital Financial Media, LLC

Attn: Brian Sodi

103 NE 4th Street

Delray Beach, FL 33444

(561) 272-0460